NOTICE OF DESIGNATION OF BUYER DESIGNEE

This NOTICE OF DESIGNATION OF BUYER DESIGNEE (this “Designation Notice”) is dated as of March 1, 2021, and is delivered by ALCC, LLC, a Delaware limited liability company, as buyer (the “Initial Buyer”), and IMEDIA BRANDS, INC., a Minnesota corporation (“Buyer Designee”) to CHRISTOPHER & BANKS CORPORATION, CHRISTOPHER & BANKS, INC., and CHRISTOPHER & BANKS COMPANY, debtors and debtors in possession (collectively, the “Sellers”).

R E C I T A L S:

WHEREAS, Initial Buyer is party to that certain Asset Purchase Agreement, dated as of January 28, 2021 (as amended, restated, supplemented and/or modified and in effect, the “Asset Purchase Agreement”), by and between Initial Buyer and Sellers, pursuant to which the Sellers have agreed to sell, transfer and assign to Initial Buyer (or any other person(s) designated by the Initial Buyer as a “Buyer Designee” thereunder) all of the Acquired Assets (as defined in the Asset Purchase Agreement), and Initial Buyer (or any other person(s) designated by the Initial Buyer as a “Buyer Designee” thereunder) has further agreed to assume certain Assumed Liabilities (as defined in the Asset Purchase Agreement);

WHEREAS, a sale to the Initial Buyer pursuant to the Asset Purchase Agreement was approved by the U.S. Bankruptcy Court, District of New Jersey, pursuant to that certain order entered on February 23, 2021 ECF No. 266 (the “Sale Order”);

WHEREAS, in accordance with the terms of the Asset Purchase Agreement, Initial Buyer desires to designate iMedia Brands, Inc., a Minnesota corporation, as a “Buyer Designee” with respect to those Acquired Assets and Assumed Liabilities (each as defined in the Asset Purchase Agreement) identified in Exhibit A hereto (collectively, the “Designated Assets/Liabilities”).

DESIGNATION OF BUYER DESIGNEE

1.            All capitalized undefined terms used in this Designation Notice shall have the same meaning as in the Asset Purchase Agreement.

2.            Initial Buyer hereby designates iMedia Brands, Inc., a Minnesota corporation, as a “Buyer Designee” with respect to the Designated Assets/Liabilities.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BUYER:

ALCC, LLC

By:	/s/ Daniel Rubin
Name:	Daniel Rubin
Title:	Managing Director

Signature Page to Buyer Designation and Purchase Agreement

IN WITNESS WHEREOF, this Notice of Designation has been signed by as of the date first written above.

INITIAL BUYER:

ALCC, LLC

By:	/s/ Daniel Rubin
	Name:	Daniel Rubin
	Title:	Managing Director

BUYER DESIGNEE:

IMEDIA BRANDS, INC.

By:	/s/ Tim Peterman
	Name:	Tim Peterman
	Title:	CEO

Signature Page to Buyer Designation Notice

THE FOREGOING IS ACKNOWLEDGE AND AGREE TO:

SELLER:

CHRISTOPHER & BANKS CORPORATION

BY:	/s/ Keri Jones
Name: Keri Jones
Title: President and CEO

CHRISTOPHER & BANKS, INC.

BY:	/s/ Keri Jones
Name: Keri Jones
Title: President and CEO

CHRISTOPHER AND BANKS COMPANY

BY:	/s/ Keri Jones
Name: Keri Jones
Title: President and CEO

Signature Page to Buyer Designation Notice

EXHIBIT A

DESIGNATED ASSETS/LIABILITES

Acquired Assets

1.	All inventory owned by Sellers, including the Merchandise, designated and/or held for sale through the E-Commerce Platform;

2.	All Furnishings and Equipment associated with the E-Commerce Platform, including Furnishings and Equipment at the Sellers’ corporate office and attached distribution center identified by the Company in email or other communication no later than seven

(7) days after the Closing Date; provided, further, that the Company shall be obligated to remove all such FF&E so identified by no later than March 29, 2021;

3.	All Transferred Contracts identified in Schedule A hereto;

4.	All Assumed Leases identified in Schedule B hereto;

5.	All prepaid expenses of any Seller related to a Transferred Contract or Assumed Lease; provided, that prepaid expenses related to any Contract which is not an Transferred Contract, or any Lease which is not an Assumed Lease, are expressly excluded from the Designated Assets/Liabilities;

6.	All Permits issued to, or for the benefit of, any Seller relating to the operation of the E-Commerce Platform, and all pending applications or filings therefor and renewals thereof;

7.	All third-party warranties, refunds, rights of recovery, rights of set-off or counter-claim and rights of recoupment of every kind and nature for the benefit of, or enforceable by, any Seller in each case to the extent arising from or relating the Designated Assets/Liabilities (in each case limited to the extent their transfer is permitted by applicable Law);

8.	All books, records, manuals and other materials (in any form or medium and wherever held) relating to the operation of the E-Commerce Platform;

9.	All of Sellers’ telephone and fax numbers utilized in connection with the Sellers’ operation of or relating to the E-Commerce Platform;

10.	All other tangible assets related to the E-Commerce Platform or any similar e-commerce platform owned, operated, or controlled by any Seller (provided that to the extent any such assets include rights to which Sellers are entitled pursuant to any Contract or Lease, such rights shall only be included in the Acquired Assets if such Contract is a Transferred Contract or such Lease is an Assumed Lease); and

11.	All of those guarantees, warranties, indemnities and similar rights in favor of the Sellers to the extent arising from or relating to the Designated Assets/Liabilities, in each case to the extent conveyable.

B.	Assumed Liabilities

1.	All Cure Costs under any Assumed Leases or Transferred Contracts;

2.	All Liabilities under any Assumed Leases or Transferred Contracts, in each case solely to the extent such Liabilities arise from and after the Closing Date;

3.	All liabilities arising under any Contract or Lease related to the post-Closing operation of or relating to the E-Commerce Platform prior to the time that such Contract(s)

Lease(s) are designated as “Rejected” in accordance with Section 2.6(b) of the Asset Purchase Agreement;

4.	All Liabilities arising solely out of the ownership or operation of any Acquired Asset included in the Designated Assets/Liabilities after the Closing Date;

5.	Sellers’ obligations for unused and accrued “paid time off” or “PTO” for those E-Commerce Platform employees listed on Exhibit F to the Asset Purchase Agreement;

6.	All of Sellers’ obligations for pre-Closing incurred-but-not-yet-reported health care reimbursement amounts (“IBNR”) for Sellers’ employees in an amount not to exceed $950,000 in the aggregate;

7.	All of Sellers’ post-petition, pre-Closing obligations owing to Radial, Inc. (“Radial”) as of the Closing Date, in an aggregate amount not to exceed $2,400,000, plus all obligations owing to Radial from and after the Closing until the Radial Contract is rejected;

8.	All of Sellers’ obligations for post-Closing payroll and benefits to those E-Commerce Platform employees utilized by Company post-Closing pursuant to the Transition Services Agreement; and

9.	All other liabilities and/or reimbursements required under the Transition Services Agreement related to the post-Closing operation of or relating to the E-Commerce Platform.

Schedule A

Transferred Contracts

To be designated post-closing pursuant to the terms and conditions of the Asset Purchase Agreement

Schedule B

Assumed Leases

To be designated post-closing pursuant to the terms and conditions of the Asset Purchase Agreement

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